UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2006

ERGO SCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26988	04-3565746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

790 Turnpike St., Suite 202 North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-8833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

Transaction with Purple Media Solutions Limited

On December 4, 2006, Nexus Commercial Media Limited (“Nexus Commercial”) and Nexus Business Communications Limited (“Nexus Business,” and together with Nexus Commercial, the “Nexus Commercial Companies”), indirect wholly-owned subsidiaries of Ergo Science Corporation (the “Registrant”), entered into a license agreement (the “PM License Agreement”) with Purple Media Solutions Limited, a company registered in England and Wales (“Purple Media”).   Pursuant to the terms of the PM License Agreement, the Nexus Commercial Companies have agreed to grant an exclusive license of the Nexus Commercial Companies’ rights and interests to Purple Media in (a) certain publications, including the publications “Electrical Times,” “What to Buy for Business,” “Hotel Spec,” “Shop Spec,” “ The Probe,” “Smile (The Hygienist)” and “First Magazine,” (b) certain domain names related to such publications and (c) certain events, including the Electrical Awards and the Dental Awards ((a), (b) and (c) collectively, the “PM Assets”).  The PM License Agreement has an unlimited term and provides that the Nexus Commercial Companies will receive a monthly royalty payment of 7.5% of the revenue generated by Purple Media with respect to the PM Assets.  The PM License Agreement also grants Purple Media an option to acquire the PM Assets for either (1) at any time prior to December 1, 2011, an amount equal to £650,000 (approximately $1,270,000) less any royalty payments paid by Purple Media pursuant to the PM License Agreement prior to the date such option is exercised or (2) at any time after December 1 2011, an amount equal to £230,000 (approximately $450,000).

In addition, also on December 4, 2006, the Nexus Commercial Companies entered into a sale and purchase agreement (the “PM Sale Agreement”) with Purple Media to sell certain assets and liabilities of the Nexus Commercial Companies to Purple Media including contracts, subscription and customer lists, equipment and inventory (less deferred subscription liabilities) related to the PM Assets.  Pursuant to the terms of the PM Sale Agreement, the Nexus Commercial Companies will make a payment to Purple Media of £89,000 (approximately $175,000), mainly to account for deferred income from publication subscriptions paid by customers to the Nexus Commercial Companies in advance.  Such amount may be increased or decreased subject to customary post-closing adjustments with respect to the calculation of working capital as of the closing date.  The sale described in the PM Sale Agreement closed on December 4, 2006, the same day the agreement was signed, with the amount referred to above being paid by the Nexus Commercial Companies on such date.

Transaction with Saint John Patrick Publishers Limited

Also on December 4, 2006, the Nexus Commercial Companies and Nexus Business Limited, an indirect wholly-owned subsidiary of the Registrant (together with the Nexus Commercial Companies, the “Nexus Group”) entered into a license agreement (the “SJP License Agreement”) with Saint John Patrick Publishers Limited, a company registered in England and Wales (“Saint John”).  Pursuant to the terms of the SJP License Agreement, the Nexus Group has agreed to grant an exclusive license of the Nexus Group’s rights and interests to Saint John in (a)

certain publications, including the publications “Mobile Europe,” “European Communications,” “Electrical Review” and “Electronics World” and (b) certain domain names related to such publications ((a) and (b) collectively, the “SJP Assets”).  The SJP License Agreement has an unlimited term and provides that the Nexus Group will receive a monthly royalty payment of 7.5% of the revenue generated by Saint John with respect to the SJP Assets.  The SJP License Agreement also grants Saint John an option to acquire the SJP Assets for either (1) at any time prior to December 1, 2011, an amount equal to the sum of £450,000 (approximately $880,000) less any royalty payments paid by Saint John pursuant to the SJP License Agreement prior to the date such option is exercised, so long as such payment exceeds the aggregate amount of the royalties paid by Saint John pursuant to the SJP License Agreement during the two years prior to the date such option is exercised or (2) at any time after December 1, 2011, an amount equal to £150,000 (approximately $290,000).

In addition, also on December 4, 2006, the Nexus Group entered into a sale and purchase agreement (the “SJP Sale Agreement”) with Saint John to sell certain assets and liabilities of the Nexus Group to Saint John including contracts, subscription and customer lists, equipment and inventory (less deferred subscription liabilities) related to the SJP Assets.  Pursuant to the terms of the SJP Sale Agreement, the Nexus Group will make a payment to Saint John of £212,000 (approximately $415,000), of which £112,000 (approximately $220,000) will be paid at closing and £100,000 (approximately $195,000) will be paid on March 31, 2007, mainly to account for deferred income from publication subscriptions paid by customers to the Nexus Group in advance.  Such amount may be increased or decreased subject to customary post-closing adjustments with respect to the calculation of working capital as of the closing date.  The sale described in the SJP Sale Agreement closed on December 4, 2006, the same day the agreement was signed, with the closing amount referred to above being paid by the Nexus Group on such date (except for the deferred payment to Saint John, which will be paid on March 31, 2007).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERGO SCIENCE CORPORATION

Date: December 7, 2006	By:	/s/ Ling Kwok
Ling Kwok
Vice President